BARNETT & LINN
ATTORNEYS AT LAW
23564 Calabasas Road, Suite 205 • Calabasas, CA 91302
www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 818-436-6410
Attorney/Principal		FACSIMILE: 818-223-8303
wbarnett@wbarnettlaw.com

November 10, 2015

Division of Corporation Finance

SECURITIES AND EXCHANGE COMMISSION

100 F Street NE

Washington D.C.  20549

Attn:

John Reynolds, Asst. Director

Michael Killoy, Staff Attorney

Jim Lopez, Staff Attorney

Steve Lo, Staff Accountant

Craig Arakawa, Staff Accountant

Re:

Wadena Corp. (“Registrant”)

Amendment No. 1 to Registration Statement on Form S-1

Filed on September 18, 2015

File No.  333-207047

Gentlepersons:

On behalf of the Registrant we hereby withdraw our request for acceleration to declare Registration Statement File No. 333-207047 effective as contained in our November 5, 2015 Response Letter to the Commission.

Should you require any further information regarding this matter, please do not hesitate to call or email me.

Very truly yours,

BARNETT & LINN

William B. Barnett

WBB: scc

cc/ Mr. St. George